Exhibit 19.1

BIOMX INC.
INSIDER TRADING AND BLACKOUT POLICY

As of March 24, 2025

POLICY STATEMENT

This document sets forth the policies of BiomX Inc. (the “Company”) prohibiting “insider trading” and the procedures to be followed by directors, officers, employees and other related persons of the Company before engaging in any trading involving securities of the Company.

Insider trading is prohibited by U.S. federal law and Company policy. Any director, officers, employee or other related person of the Company, while having knowledge of material non-public information about the Company, is prohibited from:

A.	trading in securities of the Company;

B.	disclosing this information to anyone else (other than to another director, officer or employee of the Company who has a need to know in order to perform his or her duties on behalf of the Company); or

C.	recommending to anyone else that they trade in any of the Company’s securities (i.e., “tipping”).

For purposes of this policy, any references to a director, officer or employee of the Company includes a reference to such person’s immediate family members, any other persons who reside with him or her, and any entities with which he or she is affiliated. The prohibitions and restrictions in this policy apply equally to such family members, persons who reside with the director, officer or employee, and affiliated entities.

In addition, the Company itself must comply with securities laws applicable to its own securities trading activities, and must not engage in any transaction involving a purchase or sale of its securities, including any offer to purchase or offer to sell or other disposition of its securities, when it is in possession of material non-public information concerning the Company, other than in compliance with applicable law, subject to the policies and procedures adopted by the Company and the exceptions listed in Section VI of this Policy to the extent applicable.

I.	Penalties

The criminal and civil penalties for illegal insider trading by any individual are extremely serious. These include:

A.	a prison sentence of up to 20 years and a fine of up to $5 million;

B.	a civil penalty of up to three times the profits made (or losses avoided) by the trading; and

C.	disgorgement (payment to the government) of the profits made (or losses avoided) including profits (or losses avoided) by a “tippee”.

These penalties are cumulative (i.e., can be imposed together) and a “tipper” can be liable for the same penalties as a person that made the trade, even if the tippee made no profit.

Company employees are also subject to removal and/or termination for violating this policy.

II.	Definitions

A.	Material Non-Public Information

Information is material if there is a reasonable likelihood that the information, if disclosed, would affect the market price of the security upward or downward or that an investor would want to know or would consider the information important in making a decision to buy or sell the security.

Examples of material information may include, but are not limited to:

●	quarterly earnings or revenue information;

●	results of the Company’s clinical trials and pipeline status;

●	new collaboration or licensing arrangements or other significant business development activities;

●	significant write-downs in assets or increases in reserves;

●	modifications to the cost structure of the Company or a significant product candidate;

●	changes in leverage or liquidity or non-compliance with financing agreements;

●	proposals, plans and arrangements (even if preliminary in nature) concerning a merger, acquisition or divestiture;

●	proposals, plans and arrangements (even if preliminary in nature) concerning any financing, refinancing or securities offering;

●	an important development in the Company’s businesses or prospects,

●	cybersecurity risks and incidents;

●	changes in key management; or

●	developments regarding significant litigation or governmental or regulatory investigations (including decisions or settlements in those matters).

Information is non-public if it has not been made widely available to the investing public. Information must be reported in a widely distributed press release, in SEC filings, or in other reports made available to all stockholders before it is considered public information. In the case of the Company’s earnings releases or any other important announcements of previously non-public information, trading is not permitted until one (1) full trading day (ending at market open on the second trading day) after the press release or other public disclosure is issued. For example, if a press release is issued on a Monday before the market opens, the information is considered “public” on Tuesday at the time the market opens. If a press release is issued Monday during the trading day or after the market closes, the information is considered “public” on Wednesday at the time the market opens. For purposes of this policy, the “market” is the NYSE American LLC.

When in doubt about whether information about the Company is material and non-public, any director, officer or employee of the Company should consult with the person from time to time performing the role of the Company’s general counsel or chief legal officer or, if the Company does not have such role, the Company’s chief financial officer (the “Compliance Officer”) or his or her designee before making any decision to disclose such information (other than to directors, officers or employees of the Company who need to know it) or to trade in or recommend securities to which the information relates.

B.	Trading

The term “trading” applies to purchases, sales, gifts, pledges or other dispositions of any stock or other securities of the Company, including the Company’s common stock. Trading includes, without limitation, the exercise of stock options pursuant to a broker-assisted cashless exercise, selling stock acquired from an option exercise or selling or buying the Company’s securities in street name or within an individual retirement account (IRA) or other retirement account.

The mere exercise of a stock option for cash (i.e., purchasing and holding the stock) is not considered a trading transaction. This policy also will not apply to the delivery of shares owned by the option holder to the Company or the withholding of shares otherwise issuable upon exercise of a stock option by the Company, in each case to satisfy the exercise price payable, or the tax withholding requirements arising, upon the exercise of an option. However, as previously noted, sale of stock in connection with a stock option exercise, for example, a broker-assisted cashless exercise of an option or any other sale for the purpose of generating the cash needed to pay the exercise price or tax withholding of an option, or the sale of shares received upon exercise of an option, will be subject to this policy and is considered trading.

To the extent the Company adopts a program of automatic purchases of discounted Company stock as part of a Company-wide employee benefit plan and the employee, officer or director signs up for the program when trading is not prohibited during a blackout period established by the Company, and the employee, officer or director so signing up does not exit the program until its term expires, such programs usually working in 6-month intervals, then this activity will not be considered a prohibited trading transaction hereunder.

III.	Other Restrictions

In addition to trading while in possession of material non-public information, this policy prohibits all of the following activities:

●	engaging in “short sales” and “selling against the box” (a variation of selling short) with respect to securities of the Company;

●	trading in puts, calls, straddles and options for the Company’s securities;

●	trading in securities of the Company on a short-term basis;

●	pledging securities of the Company, including holding Company securities in a margin account; and

●	entering into hedging or similar transactions with respect to Company securities.

Directors, officers, employees and other related person of the Company also are prohibited from trading in the securities of companies with whom the Company does business or proposes to do business if the person has obtained material non-public information about that company in the course of his or her services to the Company (and is prohibited from disclosing that information other than to another director, officer or employee of the Company who has a clear need to know in order to perform his or her duties on behalf of the Company). For example, trading or giving tips concerning a company that is being considered for acquisition or with which the Company is in acquisition negotiations, or is involved with ongoing business relations, is prohibited by this policy when the director, officer or employee has non-public information about the potential transaction or the company’s current business.

Furthermore, no person subject to this policy shall disclose (sometimes called a “Tip”) material non-public information to any other person (including family members) where such information may be used by such other person (commonly referred to as a “Tippee”) to his or her profit by trading in the securities of companies to which such information relates, nor shall any such person or related person make recommendations or express opinions on the basis of material non-public information as to trading in the Company’s securities.

In this case, persons subject to this policy may also be liable for improper transactions by such Tippee or any person to whom the Tippee discloses such material non-public information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Accordingly, the civil penalties and criminal sanctions for tipping are the same as the ones for a person conducting insider trading, even if the disclosing person did not profit from the trading.

IV.	Blackout Periods

“Blackout Persons” (as defined below) are required to observe the following guidelines whenever contemplating trading in Company securities:

A.	Blackout Persons may not engage in trading with respect to Company securities during the period from and including the time the market closes on the second (2nd) calendar day before the last day of any calendar quarter until the first full trading day (ending at the market open on the second trading day) after the release of quarterly financial information (each, a “black-out period”).

B.	Notwithstanding the above, in a period where the trading window would otherwise be closed due to sub-paragraph IV.A above, and absent any other material non-public information, the Company may determine that it is not in possession of material non-public information and may determine that the trading window will remain “open” during all or part of the period otherwise “closed.”

C.	The Compliance Officer or his or her designee may, at his/her sole discretion, close the trading window at any time by notification to the Company.

D.	The Compliance Officer, or his or her designee, may define other blackout periods than those automatically created by sub-paragraph IV.A above and, if this is done, so communicate it to the Company and directors.

E.	The following persons are considered “Blackout Persons” for purposes of this policy:

●	Directors;

●	Officers of the Company who are required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

●	All members of the legal and financial departments with access to financial reports or forecasts prior to their public release;

●	All accounting personnel;

●	All investor relations and corporate communications personnel;

●	Any other persons designated by either the (i) the Board, (ii) the Compliance Officer, (iii) Chief Financial Officer, or (iv) the Corporate Secretary (the “Authorized Persons”); and

●	Any such person’s immediate family members, other persons who reside with him or her, and entities with which he or she is affiliated.

V.	Pre-Clearance Procedures for Certain Persons

In addition to complying with the prohibition on trading during blackout periods, the following individuals (“Pre-Clearance Persons”) must consult the Compliance Officer or his/her designee before actually trading at any time in any of the Company’s securities (even when the window is “open”):

●	Directors;

●	Officers of the Company who are required to file reports under Section 16 of the Exchange Act;

●	Any other person designated by any Authorized Person; and

●	Any such person’s immediate family members, other persons who reside with him or her and entities with which he or she is affiliated.

The Compliance Officer or his or her designee will be able to provide guidance based on the specific fact situation and is/are authorized to approve exceptions to guidelines in sub-paragraphs IV.A and IV.B above under “Blackout Periods,” if in his/her judgment it is clear that no law or regulation would be violated by the proposed requested trading given the particular facts.

VI.	Pre-Planned Trading for Blackout and Pre-Clearance Persons

The Securities and Exchange Commission has promulgated Rule 10b5-1 pursuant to the Exchange Act which provides an affirmative defense to persons making a purchase or sale who demonstrate that a purchase or sale was completed pursuant to a binding contract, instruction or written trading plan that meets certain requirements and that was entered into at a time during which the person is not aware of material non-public information about the Company (a “Qualified Plan”, as further explained below). Blackout Persons and Pre-Clearance Persons will not be subject to the black-out periods and, if applicable, pre-clearance procedures set forth above for trades that are executed pursuant to a valid Qualified Plan that was adopted outside of a black-out period (and when the person was not otherwise in possession of material non-public information about the Company) and was pre-cleared by the Company’s Compliance Officer. A Qualified Plan may not be canceled, suspended, expanded, otherwise modified or terminated without the approval of the Compliance Officer.

For purposes of this exception, a “Qualified Plan” is a written plan for selling the Company’s securities which meets each of the following requirements: (a) the plan is adopted by the person during a trading window not during a black-out period and when the person is not in possession of material non-public information; (b) the plan is adhered to strictly by the person; (c) the plan either (i) specifies the amount of securities to be sold and the date on which the securities are to be sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit the person to exercise any subsequent influence over how, when, or whether to effect sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence must not have been aware of the material non-public information when doing so; (d) the plan includes a representation from the person that the person (i) is not aware of any material nonpublic information about the Company or its securities and (ii) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act; (e) the plan provides that trading under the plan cannot begin until the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K (such period being referred to as the “cooling-off period”, but, in either case, not to exceed 120 days following the adoption of the plan, and provided that if the person is not a director or officer of the Company, such cooling-off period shall be at least 30 days rather than the longer periods set forth above); and (e) at the time it is adopted the plan conforms to all other requirements of Rule 10b5-1 under the Exchange Act as then in effect.

In accordance with Rule 10b5-1 under the Exchange Act, any change to the amount, price, or timing of the purchase or sale of securities underlying a Qualified Plan constitutes termination of the Qualified Plan and the adoption of a new Qualified Plan, which triggers the cooling-off period described above. A person may not have more than one Qualified Plan for purchases or sales of securities on the open market during the same period. In addition, a person may not have more than one single-trade Qualified Plan during any 12-month period. A single-trade plan is one that has the practical effect of requiring the purchase or sale of securities as a single transaction. With respect to overlapping Qualified Plans, a person may have two separate plans provided (i) the later-commencing plan does not begin until all trades have been completed under the first plan or the first plan expires without execution, and trading during the cooling-off period that would have applied if the later-commencing plan was adopted on the date the earlier-commencing plan terminates and (ii) the separate plans satisfy all other conditions applicable to Qualified Plans. With respect to overlapping Qualified Plans, a person may have separate plans for “sell-to-cover” transactions in which the person instructs an agent to sell securities in order to satisfy tax withholding obligations at the time an equity award vests. Any such additional plan must only authorize qualified “sell-to-cover” transactions. With respect to single-trade Qualified Plans, a person may have a single-trade plan for “sell-to-cover” transactions.